EXHIBIT 99.1

Summary of the Poster Entitled “FavId® [Id-KLH Vaccine]: Sustained Remissions and Delayed Time-to-Progression In Patients with Relapsed Indolent Lymphoma”

J. Bender, J. Gutheil, D. Gold, and the FavId Study Group – Favrille, Inc., San Diego, CA USA

Background

FavId (Id-KLH vaccine) has been shown to produce tumor regressions in previously treated patients with relapsed indolent lymphoma [ASH-2003]. We present a 2-year update from our Phase 2 trial of FavId as a single agent in patients with relapsed indolent non-Hodgkin’s lymphoma (NHL).

Eligibility

Patients with NHL requiring treatment following prior chemotherapy and/or Rituxan®, with less than 4 prior chemotherapy regimens, bidimensionally measurable disease, ECOG performance status (PS) of 0-2, tumor tissue accessible for biopsy.

Treatment

One milligram FavId was administered subcutaneously (s.q.) once a month for 6 months.  GM-CSF in a fixed dose of 250 mcg was given s.q. at the same site on Days 1-4. Patients with at least stable disease (SD) after 6 months were eligible to continue receiving boosting doses of FavId every other month for 1 year then every 3 months until disease progression.

Patients

Thirty-two (32) patients were enrolled: 20 male and 12 female; median age 53 yrs (range 35-76). Prior treatment included chemotherapy and Rituxan (19 patients), chemotherapy alone (8 patients) or Rituxan alone (5 patients). The average number of prior therapies was 2.5 (range 1-4) and the mean tumor size at baseline was 58 cm2 (range 3.2-231.4). Three patients had SLL/CLL.

Results

Safety:  32 patients were evaluable for safety.

Objective Responses: 27 patients are evaluable for efficacy with 1 complete response (CR) (4%), 3 partial responses (PR) (11%) and 3 minor responses (MR) (11%). In addition, 15 patients had SD (52%) and 5 progressive disease (PD). Median time to disease progression (TTP) for all patients was 12.3 months. Median TTP among responders (CR + PR) has not been reached. Five patients remain disease progression free and are continuing with FavId injections. The progression-free status of these patients range from 29 to 42 months.

Conclusion: FavId, as a single agent, is capable of inducing prolonged tumor regressions and delaying TTP in previously treated patients with relapsed indolent NHL.